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                              EXHIBIT 23(d)(1)(ss)
     AMENDMENT TO MANAGEMENT AND INVESTMENT ADVISORY AGREEMENT ON BEHALF OF
                      TA IDEX TRANSAMERICA FLEXIBLE INCOME


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                                  AMENDMENT TO
                      INVESTMENT ADVISORY AGREEMENT BETWEEN
          IDEX MUTUAL FUNDS AND AEGON/TRANSAMERICA FUND ADVISERS, INC.

         THIS AMENDMENT is made as of March 1, 2004 to the Investment Advisory Agreement dated as of June 25, 1998, as amended (the "Agreement"), between IDEX Mutual Funds ("IDEX") and AEGON/Transamerica Fund Advisers, Inc. ("ATFA"), on behalf of IDEX Janus Balanced, IDEX Janus Flexible Income, IDEX Janus Global and IDEX Janus Growth (each a "Fund" collectively, the "Funds"). In consideration of the mutual covenants contained herein, the parties agree as follows:

4. TRUST NAME CHANGE. Any reference to IDEX Mutual Funds will now be revised to mean Transamerica IDEX Mutual Funds, in response to the name change of the Trust, effective March 1, 2004.

5. FUND NAME CHANGE. Any references to IDEX Janus Balanced, IDEX Janus Flexible Income, IDEX Janus Global and IDEX Janus Growth are revised to mean TA IDEX Janus Balanced, TA IDEX Transamerica Flexible Income, TA IDEX Janus Global and TA IDEX Janus Growth in response to the name change of the Fund, effective March 1, 2004.

6. COMPENSATION. Any reference to Compensation of TA IDEX Transamerica Flexible Income is now revised to reflect the following Advisory Fees:

                  0.80% of the first $100 million of the fund's average daily net assets; 0.775% of the fund's average daily net assets from $100 million up to $250 million and 0.675% of the fund's average daily net assets in excess of $250 million.

         In all other respects, the Investment Advisory Agreement dated as of June 25 1998, as amended, is confirmed and remains in full force and effect.

         IN WITNESS THEREOF, the parties hereto have caused this amendment to be executed as of March 1, 2004.

ATTEST:                                  AEGON/TRANSAMERICA FUND ADVISERS, INC.

By:    /s/ Kim D. Day                       By:    /s/ Brian C. Scott
       ---------------------------------           -----------------------------
Name:  Kim D. Day                           Name:  Brian C. Scott
Title: Senior Vice President & Treasurer    Title: Director, President & Chief
                                                   Executive Officer

ATTEST:                                  TRANSAMERICA IDEX MUTUAL FUNDS

By:    /s/ Kim D. Day                       By:    /s/ Brian C. Scott
       ---------------------------------           -----------------------------
Name:  Kim D. Day                           Name:  Brian C. Scott
Title: Senior Vice President, Treasurer     Title: Trustee, President & Chief
       & Principal Financial Officer               Executive Officer